Exhibit 99.1

The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017-2630 www.travelers.com

NEWS RELEASE

Travelers Reports Second Quarter 2010 Net Income per Diluted Share and Operating Income per Diluted Share of $1.35 and $1.39, Respectively, an Increase of 6% and 11%

Results Achieved in Spite of Record Second Quarter Weather-Related Catastrophes of $0.58 per Diluted Share

Underwriting Gain, Exclusive of Catastrophes, Up 25% Pre-Tax from Prior Year Quarter Due to Higher Net Favorable Prior Year Reserve Development and Solid Current Accident Year Results

Solid Investment Performance — Net Investment Income Up 16% Pre-Tax from Prior Year Quarter

•             Net and operating income of $670 million and $690 million, respectively.

•             Net written premiums up 1 percent from prior year quarter.

•             Book value per share of $55.67, up 18 percent from prior year quarter and up 6 percent from year-end 2009.

•             Repurchased 28.0 million common shares in the quarter for $1.4 billion.

NEW YORK, July 22, 2010 — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $670 million, or $1.35 per diluted share, for the quarter ended June 30, 2010, compared to $740 million, or $1.27 per diluted share, for the quarter ended June  30, 2009.  Operating income in the current quarter was $690 million, or $1.39 per diluted share, compared to $732 million, or $1.25 per diluted share, in the prior year quarter.

“In light of the record second quarter weather losses, we are pleased to report net income per diluted share of $1.35, a 6% increase from the prior year quarter, and return on equity of 10.1%,” commented Jay Fishman, Chairman and Chief Executive Officer.  “Book value per share increased 18% to $55.67 since June 30, 2009, after repurchasing 106 million common shares for $5.4 billion and paying $682 million in common stock dividends over the last 12 months. Our strategy of returning excess capital to shareholders continues to have a significant positive impact on both earnings per share as well as return on equity.  Since the initial authorization in 2006, we have returned more than $15 billion in capital through common share repurchases and common dividends and we intend to continue this successful strategy.

“We are encouraged by the operating environment we experienced in our personal insurance segment in the second quarter.  Renewal premium changes continued to be strong and we were pleased with the improving rate of change of policies in force across both our Auto and Homeowners book of business.  Across our diversified commercial insurance businesses, the operating environment was broadly similar to the first quarter.  Retention remained strong and renewal rate changes, while still positive, were somewhat lower than in the first quarter.  Finally, the negative impact of the economy on net written premiums has moderated somewhat from recent quarters.”

“We continue to anticipate some accident year loss ratio deterioration on a consolidated basis for 2010, exclusive of catastrophes, as we expect loss cost increases to modestly outpace projected earned rate increases in our commercial businesses. However, primarily as a result of commercial renewal premium increases in 2010 not meeting our original expectations, which we believe is attributable to the impact of the continuing difficult economic environment, we are modestly lowering the upper end of our full year 2010 fully diluted operating income per share guidance by ten cents, resulting in a range of $5.20 to $5.45,” concluded Mr. Fishman.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended June 30,				Six Months Ended June 30,
and after-tax, except for premiums)	2010	2009	Change		2010	2009	Change

Net written premiums	$5,688	$5,605	1%		$10,939	$10,808	1%

Operating income	$690	$732	(6)		$1,321	$1,531	(14)

per diluted share	$1.39	$1.25	11		$2.61	$2.60	—

Net income	$670	$740	(9)		$1,317	$1,402	(6)

per diluted share	$1.35	$1.27	6		$2.60	$2.38	9

Book value per share	$55.67	$47.29	18		$55.67	$47.29	18

Adjusted book value per share	$50.62	$45.76	11		$50.62	$45.76	11

GAAP combined ratio	95.2%	93.2%	2.0	pts	95.8%	91.9%	3.9	pts

Operating return on equity	11.4%	11.3%	0.1	pts	10.7%	11.9%	(1.2	)pts

Return on equity	10.1%	11.1%	(1.0	)pts	9.9%	10.7%	(0.8	)pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Second Quarter 2010 Consolidated Results

The current and prior year quarters included the following:

	Three Months Ended June 30,
	2010		2009		2010	2009

($ in millions)	Pre-tax				After-tax

Underwriting gain	$220		$329		$119	$206
Underwriting gain includes:
Net favorable prior year reserve development	384		261		251	170
Catastrophes, net of reinsurance	(439)		(200)		(285)	(130)
Resolution of prior year tax matters						5

Net investment income	762		658		617	547

Other, including interest expense	(70)		(59)		(46)	(21)
Other also includes:
Resolution of prior year tax matters						14

Operating Income	912		928		690	732
Net realized investment gains (losses)	(31)		13		(20)	8
Income before income taxes	$881		$941
Net Income					$670	$740

GAAP combined ratio	95.2%		93.2%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	94.6%		92.6%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(7.2	)pts	(4.9	)pts
Catastrophes, net of reinsurance	8.2	pts	3.7	pts

Operating income of $690 million after-tax in the current quarter decreased $42 million from the prior year quarter primarily due to an $87 million after-tax decrease in the underwriting gain, partially offset by a $70 million after-tax increase in net investment income.  The prior year quarter also benefited from the resolution of prior year tax matters.

The decrease in the underwriting gain in the current quarter reflected a GAAP combined ratio of 95.2 percent, as compared to 93.2 percent in the prior year quarter.  This 2.0 point increase in the combined ratio was driven by a $239 million pre-tax increase in catastrophe losses (increase of 4.5 points), partially offset by a $123 million pre-tax increase in net favorable prior year reserve development (reduction of 2.3 points).  Catastrophe losses in the current quarter were primarily due to several severe wind and hail storms as well as flooding. The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in each segment, particularly in Business Insurance.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 94.2 percent, as compared to 94.4 percent in the prior year quarter.  The prior year quarter combined ratio also included a 0.5 point benefit resulting from a $26 million pre-tax reduction in the estimate for Texas Windstorm Insurance Association (TWIA) assessments related to Hurricane Ike.

After-tax net investment income increased 13 percent from the prior year quarter.  This increase was driven by positive returns in the non-fixed income portfolio, compared to negative returns in the prior year quarter, primarily due to private equity performance.  Net investment income in the fixed income portfolio decreased slightly from the prior year quarter mostly due to lower reinvestment rates.  Current quarter results also included net realized investment losses compared to net realized investment gains in the prior year quarter.  Included in current quarter net realized investment gains (losses) were other-than-temporary impairments of only $3 million after-tax ($4 million pre-tax) compared to $19 million after-tax ($30 million pre-tax) in the prior year quarter.

Net written premiums of $5.688 billion in the current quarter increased 1 percent from the prior year quarter.  This increase was driven by Personal Insurance, partially offset by a decrease in net written premiums in Business Insurance and Financial, Professional & International Insurance. Retention rates remained high across each of the segments. The impact of renewal rate changes on premiums remained positive across Personal Insurance and Financial, Professional and International Insurance, but was flat in Business Insurance.  New business volumes declined from the prior year quarter in Business Insurance and Financial, Professional & International Insurance, partially offset by an increase in Personal Insurance.

Capital Management

“We remain very pleased with our balance sheet and our continued ability to generate excess capital,” said Jay S. Benet, Vice Chairman and Chief Financial Officer. “All of our financial strength indicators remained at or better than target, after returning over $3 billion of capital to shareholders during the first six months of 2010. Further, we successfully renewed our catastrophe reinsurance program on July 1 with essentially the same structure and coverage but at a modestly lower cost.”

During the second quarter 2010, the company repurchased 28.0 million of its common shares under its existing Board of Directors’ share repurchase authorization at a total cost of $1.4 billion, leaving $3.7 billion of capacity under approval for future share repurchases, and paid $173 million in common stock dividends.  Since the initial share repurchase authorization granted by the company’s Board of Directors in the second quarter 2006, the company has repurchased 248.2 million common shares or 36 percent of the then outstanding number at a total cost of $12.3 billion.

Shareholders’ equity ended the current quarter at $26.3 billion, a decrease of 2 percent from the prior year quarter due to the common share repurchases.  Included in shareholders’ equity at the end of the current quarter were after-tax net unrealized investment gains of $2.4 billion, compared to $0.9 billion at the end of the prior year quarter.  Statutory surplus was $21.1 billion, the company’s debt-to-capital ratio (excluding net unrealized investment gains) was 20.8 percent and holding company liquidity was $2.4 billion, over two times its target level.

Business Insurance Segment Financial Results

“Business Insurance results were significantly impacted by higher than expected catastrophe losses in the current quarter.  Excluding these losses, the underwriting results were up due to net favorable prior year reserve development. On a current accident year basis loss costs continued to modestly outpace earned rate increases,” commented Brian MacLean, President and Chief Operating Officer. “Retention rates remained at high levels and increased from recent quarters.  Overall renewal premium changes improved, but were still slightly negative, as renewal rate changes on premium trended slightly downwards and the negative impact on exposures from lower levels of economic activity moderated.”

The current and prior year quarters included the following:

	Three Months Ended June 30,
	2010		2009		2010	2009

($ in millions)	Pre-tax				After-tax

Underwriting gain	$210		$273		$127	$172
Underwriting gain includes:
Net favorable prior year reserve development	303		216		196	141
Catastrophes, net of reinsurance	(179)		(59)		(116)	(38)

Net investment income	537		451		435	379

Other	7		11		5	9

Operating Income	$754		$735		$567	$560

GAAP combined ratio	91.8%		89.8%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(11.3	)pts	(7.8	)pts
Catastrophes, net of reinsurance	6.7	pts	2.1	pts

Operating income in the current quarter of $567 million after-tax increased $7 million from the prior year quarter primarily due to a $56 million after-tax increase in net investment income, partially offset by a $45 million after-tax decrease in the underwriting gain.

The decrease in the underwriting gain in the current quarter reflected a GAAP combined ratio of 91.8 percent, as compared to 89.8 percent in the prior year quarter.  This 2.0 point increase in the combined ratio was primarily driven by a $120 million pre-tax increase in catastrophe losses (increase of 4.6 points), partially offset by an $87 million pre-tax increase in net favorable prior year reserve development (reduction of 3.5 points).  Catastrophe losses in the current quarter were primarily due to several severe wind and hail storms as well as flooding. The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the property, workers’ compensation and commercial automobile product lines.  The net favorable prior year reserve development in the current quarter also included an increase of $23 million after-tax ($35 million pre-tax) to environmental reserves, compared to an increase of $46 million after-tax ($70 million pre-tax) in the prior year quarter.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 96.4 percent, as compared to 95.5 percent in the prior year quarter, as the current quarter was unfavorably impacted by loss costs trends modestly outpacing earned rate increases. The prior year quarter combined ratio also included a 0.4 point benefit resulting from a $12 million pre-tax reduction in the estimate for TWIA assessments related to Hurricane Ike. In addition, the combined ratio reported for the second quarter 2009 did not reflect the favorable re-estimation that occurred in the second half of 2009.

Business Insurance net written premiums of $2.795 billion in the current quarter decreased 1 percent from the prior year quarter. While this decrease was driven by lower levels of economic activity in recent quarters that impacted exposure changes at renewal, audit premium adjustments, policy endorsements and mid-term cancellations, the impact was less than in recent quarters.  Retention rates remained strong and were higher than recent quarters. The impact of renewal rate changes on premiums was flat, while new business volumes decreased modestly from the prior year quarter.

Select Accounts

•             Net written premiums of $716 million decreased 2 percent from the prior year quarter.

•             Retention rates remained generally consistent with recent quarters.

•             Renewal premium changes remained positive.

•             New business volumes decreased from the prior year quarter mostly due to lower volumes from larger risks served by Select Accounts. New business volumes remained strong from TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses.

Commercial Accounts

•             Net written premiums of $581 million increased 3 percent from the prior year quarter.

•             Retention rates remained very strong and increased from recent quarters.

•             Renewal premium changes were slightly positive as renewal rate changes on premiums remained positive and insured exposure changes were flat compared to negative in recent quarters.

•             New business volumes decreased from the prior year quarter.

National Accounts

•                  Net written premiums of $194 million decreased 15 percent from the prior year quarter due to reduced insurance exposures driven by lower levels of economic activity, lower new business volumes and less prior year retrospective premium adjustments.

Industry-Focused Underwriting

•             Net written premiums of $584 million increased slightly from the prior year quarter primarily due to Construction, mostly offset by Technology and Public Sector.

Target Risk Underwriting

•             Net written premiums of $469 million increased 2 percent from the prior year quarter primarily due to Excess Casualty.

Specialized Distribution

•             Net written premiums of $247 million were consistent with the prior year quarter.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International Insurance underwriting results were strong in the current quarter.  The segment benefited from stable underlying margins and net favorable prior year reserve development,” commented Mr. MacLean.  “Net written premiums for the quarter were down approximately 3% compared to the prior year quarter due to pricing and other underwriting actions designed to enhance profitability that we have taken in certain lines of business. A decrease in written premium in our Construction Surety business due to the continued slowdown in construction spending was more than offset by a reduction in surety reinsurance costs associated with prior year reinsurance treaties.”

The current and prior year quarters included the following:

	Three Months Ended June 30,
	2010		2009		2010	2009

($ in millions)	Pre-tax				After-tax

Underwriting gain	$140		$71		$79	$44
Underwriting gain includes:
Net favorable prior year reserve development	72		11		49	8
Catastrophes, net of reinsurance	(3)		(2)		(2)	(1)

Net investment income	110		107		89	84

Other	7		7		4	5

Operating Income	$257		$185		$172	$133

GAAP combined ratio	83.3%		90.9%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(8.4	)pts	(1.4	)pts
Catastrophes, net of reinsurance	0.4	pts	0.2	pts

Operating income in the current quarter of $172 million after-tax increased $39 million from the prior year quarter primarily due to a $35 million after-tax increase in the underwriting gain.

The increase in underwriting results in the current quarter reflected a GAAP combined ratio of 83.3 percent, as compared to 90.9 percent in the prior year quarter.  This 7.6 point decrease in the combined ratio was driven by a $61 million pre-tax increase in net favorable prior year reserve development (reduction of 7.0 points).  The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in both the management liability and surety lines of business within Bond & Financial Products, as well as in the company’s United Kingdom operations within International.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 91.3 percent, as compared to 92.1 percent in the prior year quarter, as the current quarter benefited from a reduction in surety reinsurance costs associated with prior year reinsurance treaties.

Financial, Professional & International Insurance net written premiums of $889 million decreased 3 percent from the prior year quarter driven by the International operation.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are sold on a non-recurring, project specific basis.

Bond & Financial Products

•             Net written premiums of $559 million were consistent with the prior year quarter due to a reduction in surety reinsurance costs associated with prior year reinsurance treaties, offset by decreases primarily in the Public Company Liability and Professional Liability units of the company’s Management Liability business.

•             Retention rates were strong and remained generally consistent with recent quarters.

•             Renewal premium changes were slightly negative primarily due to the impact of reduced insured exposures as a result of the company’s underwriting actions and the impact of continued low levels of economic activity on exposures.

•             New business volumes decreased from the prior year quarter across all units of the company’s Management Liability business.

International

•             Net written premiums of $330 million decreased 7 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums decreased 9 percent primarily due to lower new business volumes across the company’s Lloyd’s, United Kingdom and Ireland operations.

•             Retention rates were consistent with recent quarters.

•             Renewal premium changes were slightly negative as the impact of positive renewal rate changes on premiums was more than offset by reduced insured exposures.

•             New business volumes decreased from the prior year quarter primarily as a result of underwriting actions taken at the company’s Lloyd’s and United Kingdom operations to enhance profitability.

Personal Insurance Segment Financial Results

“Similar to first quarter 2010, Personal Insurance results were impacted by multiple severe storms affecting the industry in the current quarter. However, looking beyond such highly unpredictable events, the underlying profitability of the segment continued to improve,” commented Mr. MacLean.  “We were pleased with production results in the quarter as retentions continued at high levels and policies in force increased in the quarter for both our Homeowners and Automobile lines of business.  We feel good about the operating conditions and our position in the marketplace.”

The current and prior year quarters included the following:

	Three Months Ended June 30,
	2010		2009		2010	2009

($ in millions)	Pre-tax				After-tax

Underwriting loss	$(130)		$(15)		$(87)	$(10)
Underwriting loss includes:
Net favorable prior year reserve development	9		34		6	21
Catastrophes, net of reinsurance	(257)		(139)		(167)	(91)

Net investment income	115		100		93	84

Other	18		21		13	14

Operating Income	$3		$106		$19	$88

GAAP combined ratio	105.9%		99.6%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	104.0%		97.7%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(0.5	)pts	(1.9	)pts
Catastrophes, net of reinsurance	14.0	pts	7.9	pts

Operating income in the current quarter of $19 million after-tax decreased $69 million from the prior year quarter primarily due to a $77 million after-tax decrease in underwriting results, partially offset by a $9 million after-tax increase in net investment income.

The decrease in underwriting results in the current quarter reflected a GAAP combined ratio of 105.9 percent, as compared to 99.6 percent in the prior year quarter.  This 6.3 point increase in the combined ratio was driven by a $118 million pre-tax increase in catastrophe losses (increase of 6.1 points) and a $25 million pre-tax decrease in net favorable prior year reserve development (increase of 1.4 points).  Catastrophe losses in the current quarter were primarily due to several severe wind and hail storms. The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in Homeowners and Other.

The current quarter underwriting results excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 92.4 percent, as compared to 93.6 percent in the prior year quarter, as the current quarter benefited from the favorable impact of earned rate increases modestly outpacing loss cost trends and lower non-catastrophe weather-related losses. The prior year quarter combined ratio also included a 0.8 point benefit resulting from a $14 million pre-tax reduction in the estimate for TWIA assessments related to Hurricane Ike.

Personal Insurance net written premiums of $2.004 billion increased 7 percent from the prior year quarter including the company’s direct to consumer initiative.  Adjusting for the introduction of twelve-month policy terms in certain markets within Automobile and the timing of reinsurance, net written premiums increased 4 percent due to continued positive renewal premium changes, strong retention rates and new business growth.

Agency-Only Automobile and Homeowners and Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $945 million increased 3 percent from the prior year quarter. Adjusting for the introduction of twelve-month policy terms in certain markets, net written premiums approximated the prior year quarter.

•             Policies in force increased slightly from the prior year quarter, in contrast to declines in the previous six quarters.

•             Retention rates were strong and renewal premium changes remained positive.

•             New business volumes increased from the prior year quarter.

Agency Homeowners and Other

•             Net written premiums of $1.035 billion increased 9 percent from the prior year quarter. Adjusting for the timing of reinsurance, net written premiums increased 7 percent from the prior year quarter.

•             Policies in force increased 4 percent from the prior year quarter.

•             Retention rates were strong and renewal premium changes remained positive, both generally consistent with recent quarters.

•             New business volumes increased from the prior year quarter.

Year-to-Date 2010 Consolidated Results

The current and prior year periods included the following:

	Six Months Ended June 30,
	2010		2009		2010	2009

($ in millions)	Pre-tax				After-tax

Underwriting gain	$375		$794		$199	$559
Underwriting gain includes:
Net favorable prior year reserve development	678		519		443	338
Catastrophes, net of reinsurance	(910)		(283)		(597)	(184)
Resolution of prior year tax matters						60

Net investment income	1,515		1,200		1,227	1,021

Other, including interest expense	(146)		(125)		(105)	(49)
Other also includes:
Resolution of prior year tax matters						28

Operating Income	1,744		1,869		1,321	1,531
Net realized investment losses	(6)		(201)		(4)	(129)
Income before income taxes	$1,738		$1,668
Net Income					$1,317	$1,402

GAAP combined ratio	95.8%		91.9%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	95.2%		91.3%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(6.4	)pts	(4.9	)pts
Catastrophes, net of reinsurance	8.6	pts	2.7	pts

Operating income of $1.321 billion after-tax in the current period decreased $210 million from the prior year period primarily due to a $360 million after-tax decrease in the underwriting gain, partially offset by a $206 million after-tax increase in net investment income.

The decrease in the underwriting gain in the current period reflected a GAAP combined ratio of 95.8 percent, as compared to 91.9 percent in the prior year period.  This 3.9 point increase in the combined ratio was driven by a $627 million pre-tax increase in catastrophe losses (increase of 5.9 points), partially offset by a $159 million pre-tax increase in net favorable prior year reserve development (reduction of 1.5 points).

The current period underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 93.6 percent, as compared to 94.1 percent in the prior year period. The improvement was concentrated in Personal Insurance and reflected earned rate increases modestly outpacing loss cost trends as well as lower non-catastrophe weather-related losses.  The prior year period combined ratio also included a 0.8 point benefit resulting from an $87 million pre-tax reduction in the estimate for TWIA assessments related to Hurricane Ike. In addition, the combined ratio reported for the first six months of 2009 did not reflect the favorable re-estimation that occurred in the second half of 2009.

2010 Annual Guidance

The upper end of the company’s full year 2010 operating income per diluted share guidance is being lowered by $0.10, resulting in a range of $5.20 to $5.45, compared to the previously announced range of $5.20 to $5.55. This guidance includes the reported results for the first six months of 2010 and estimates for the remainder of 2010 based on a number of assumptions, including:

•                  Catastrophe losses of $1.274 billion pre-tax and $835 million after-tax, or $1.71 per diluted share, for the full year which incorporates actual experience for the first six months of 2010 of $910 million pre-tax and $597 million after-tax and projects $364 million pre-tax and $238 million after-tax, or $0.51 per diluted share, for the remainder of the year;

•                  No additional prior year reserve development, favorable or unfavorable;

•                  Low single digit percentage decrease in average invested assets (excluding net unrealized investment gains and losses), after taking into account dividends and share repurchases;

•                  Common share repurchases of $4.0 billion for the full year; and

•                  Weighted average diluted shares of approximately 487 million.

As noted above, the company’s earnings guidance for the full year 2010 reflects actual prior year reserve development through the second quarter, but does not assume any additional prior year reserve development, favorable or unfavorable.  The company understands that the earnings estimates published by third parties may include assumed amounts of prior year reserve development for future periods. As a result, third party earnings estimates for the company may not be expressed on a basis comparable to the earnings guidance provided by the company.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com.  Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, July 22, 2010.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business.  A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2009. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis. Adjusted operating income (loss) is operating income (loss) excluding preferred dividends.

Average equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of all the quarters for the period presented divided by (b) the number of quarters in the period presented times two.  Adjusted average equity is average equity excluding unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s realized investment gains (losses).

Return on equity is the ratio of annualized net income (loss) to average equity for the periods presented.  Operating return on equity is the ratio of annualized adjusted operating income (loss) to adjusted average equity for the periods presented.

Average annual operating return on equity over a period is the ratio of:

a) the sum of adjusted operating income (loss) for the periods presented to

b) the sum of: 1) the sum of the adjusted average equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, times the adjusted average equity of the partial year.

In the opinion of the company’s management, operating income (loss), operating income (loss) per share, adjusted operating income (loss), average equity, adjusted average equity, return on equity, operating return on equity, and average annual operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, net of taxes, and in the case of operating return on equity and average annual operating return on equity, unrealized investment gains or losses, net of taxes, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses these measures to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.  Underwriting gain (loss), exclusive of catastrophes, is the underwriting gain (loss) adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes.  In the opinion of the company’s management, this measure is meaningful to investors to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

GAAP combined ratio excluding incremental impact of direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance.  In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars.  The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below.  In the opinion of the company’s management, this is useful in an analysis of the results of the FP&II segment.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Debt to capital (excluding net unrealized investment gains) is the ratio of debt to the sum of shareholders’ equity and debt excluding the after-tax impact of net unrealized investment gains and losses.  In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s leverage.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and management liability coverages, which require a primarily credit-based underwriting process, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about the Company’s share repurchase plans (which repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, catastrophe losses, other investment opportunities (including mergers and acquisitions), market conditions and other factors) and statements about the potential impact of recent or future disruption in the investment markets and other economic conditions on the Company’s investment portfolio and underwriting results, among others, are forward looking, and the Company may make forward-looking statements about, among other things, its results of operations (including, among others, premium volume, premium rates (either for new or renewal business), net and operating income, investment income and performance, return on equity, expected current returns and combined ratio) and financial condition; the sufficiency of the Company’s asbestos and other reserves (including, among others, asbestos claim payment patterns); the impact of emerging claims issues; the cost and availability of reinsurance coverage; catastrophe losses; the impact of investment, economic and underwriting market conditions; and strategic initiatives.  The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance; during or following a period of financial market disruption or prolonged economic downturn, the Company’s business could be materially and adversely affected; the Company’s investment portfolio may suffer reduced returns or material losses,  including as a result of a challenging economic environment that impacts the credit of municipal or other issuers in our portfolio; if actual claims exceed the Company’s loss reserves, or if changes in the estimated level of loss reserves are necessary, the Company’s financial results could be materially and adversely affected; the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation; the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on the Company’s business are uncertain; the intense competition that the Company faces could harm its ability to maintain or increase its business volumes and profitability; the Company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all; the Company is exposed to credit risk in certain of its business operations; the Company’s businesses are heavily regulated and changes in regulation (including as a result of the adoption of financial services reform legislation) may reduce the Company’s profitability and limit its growth; a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs; the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations and to pay future shareholder dividends; disruptions to the Company’s relationships with its independent agents and brokers could adversely affect the Company; the Company’s efforts to develop new products (including its direct to consumer initiative in Personal Insurance) or expand in targeted markets may not be successful, may create enhanced risks and may adversely impact results; the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; if the Company experiences difficulties with technology, data security and/or outsourcing relationships the Company’s ability to conduct its business could be negatively impacted; acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences; the Company is subject to a number of risks associated with its business outside the United States; the Company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees; and loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the Company’s future profitability.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts, and after-tax)	2010	2009	2010	2009

Operating income	$690	$732	$1,321	$1,531
Net realized investment gains (losses)	(20)	8	(4)	(129)
Net income	$670	$740	$1,317	$1,402

Basic earnings per share
Operating income	$1.41	$1.26	$2.64	$2.62
Net realized investment gains (losses)	(0.04)	0.01	(0.01)	(0.22)
Net income	$1.37	$1.27	$2.63	$2.40

Diluted earnings per share
Operating income	$1.39	$1.25	$2.61	$2.60
Net realized investment gains (losses)	(0.04)	0.02	(0.01)	(0.22)
Net income	$1.35	$1.27	$2.60	$2.38

Weighted average number of common shares outstanding (basic)	484.5	575.8	496.3	580.1
Weighted average number of common shares outstanding and common stock equivalents (diluted)	490.8	579.8	502.6	584.9
Common shares outstanding at period end	470.8	567.5	470.8	567.5

Common stock dividends declared	$173	$172	$341	$349

Operating income by segment
Business Insurance	$567	$560	$1,134	$1,107
Financial, Professional & International Insurance	172	133	258	281
Personal Insurance	19	88	78	242
Total segment operating income	758	781	1,470	1,630
Interest Expense and Other	(68)	(49)	(149)	(99)
	$690	$732	$1,321	$1,531

Operating return on equity	11.4%	11.3%	10.7%	11.9%
Return on equity	10.1%	11.1%	9.9%	10.7%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2010	2009	2010	2009
Revenues
Premiums	$5,340	$5,353	$10,570	$10,654
Net investment income	762	658	1,515	1,200
Fee income	76	89	155	162
Net realized investment gains (losses)	(31)	13	(6)	(201)
Other revenues	32	49	64	82
	$6,179	$6,162	$12,298	$11,897
Revenues
Business Insurance	$3,283	$3,322	$6,524	$6,513
Financial, Professional & International Insurance	972	924	1,913	1,835
Personal Insurance	1,955	1,894	3,867	3,741
Total segment revenues	6,210	6,140	12,304	12,089
Interest Expense and Other	—	9	—	9
	6,210	6,149	12,304	12,098
Net realized investment gains (losses)	(31)	13	(6)	(201)
	$6,179	$6,162	$12,298	$11,897
Gross written premiums
Business Insurance	$2,996	$3,046	$6,114	$6,340
Financial, Professional & International Insurance	915	975	1,813	1,817
Personal Insurance	2,063	1,948	3,850	3,675
	$5,974	$5,969	$11,777	$11,832
Net written premiums
Business Insurance	$2,795	$2,813	$5,629	$5,776
Financial, Professional & International Insurance	889	914	1,570	1,477
Personal Insurance	2,004	1,878	3,740	3,555
	$5,688	$5,605	$10,939	$10,808
GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	59.5%	57.6%	59.1%	57.7%
Underwriting expense ratio	32.3	32.2	32.5	31.7
Combined ratio	91.8%	89.8%	91.6%	89.4%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	48.1%	54.4%	55.1%	54.5%
Underwriting expense ratio	35.2	36.5	35.9	36.0
Combined ratio	83.3%	90.9%	91.0%	90.5%

Personal Insurance
Loss and loss adjustment expense ratio	76.0%	70.5%	74.3%	67.6%
Underwriting expense ratio	29.9	29.1	30.0	28.8
Combined ratio	105.9%	99.6%	104.3%	96.4%

Total Company (2)
Loss and loss adjustment expense ratio	63.3%	61.4%	63.6%	60.5%
Underwriting expense ratio	31.9	31.8	32.2	31.4
Combined ratio	95.2%	93.2%	95.8%	91.9%

(1)

For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)	Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions; after-tax except as noted)	2010	2009	2010	2009
Reconciliation of pre-tax underwriting gain excluding the impact of catastrophes to net income

Pre-tax underwriting gain excluding the impact of catastrophes	$659	$529	$1,285	$1,077
Pre-tax impact of catastrophes	(439)	(200)	(910)	(283)
Pre-tax underwriting gain	220	329	375	794
Tax expense on underwriting results	(101)	(123)	(176)	(235)
Underwriting gain	119	206	199	559
Net investment income	617	547	1,227	1,021
Other, including interest expense	(46)	(21)	(105)	(49)
Consolidated operating income	690	732	1,321	1,531
Net realized investment gains (losses)	(20)	8	(4)	(129)
Net income	$670	$740	$1,317	$1,402

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions)	2010	2009	Change	2010	2009	Change
The impact of changes in foreign exchange rates on FP&II net written premiums

Net written premiums - holding foreign exchange rates constant	$883	$914	(3)%	$1,542	$1,477	4%
Impact of changes in foreign exchange rates	6			28
Net written premium - as reported	$889	$914	(3)%	$1,570	$1,477	6%

	As of
	June 30,	December 31,	June 30,
($ in millions; except per share amounts)	2010	2009	2009
Reconciliation of tangible and adjusted book value per share to book value per share

Tangible common shareholders’ equity	$19,983	$21,587	$22,044
Goodwill and other intangibles, net of tax	3,850	3,888	3,928
Adjusted common shareholders’ equity	23,833	25,475	25,972
Net unrealized investment gains, net of tax	2,381	1,861	865
Common shareholders’ equity	$26,214	$27,336	$26,837

Common shares outstanding	470.8	520.3	567.5

Tangible book value per share	$42.44	$41.49	$38.84
Adjusted book value per share	50.62	48.96	45.76
Book value per share	55.67	52.54	47.29

	As of
	June 30,	December 31,	June 30,
($ in millions)	2010	2009	2009
Reconciliation of total capitalization excluding net unrealized gain on investments to total capitalization

Total capitalization excluding net unrealized gain on investments	$30,181	$32,081	$32,587
Net unrealized gain on investments, net of taxes	2,381	1,861	865
Total capitalization	$32,562	$33,942	$33,452

Debt-to-capital ratio	19.3%	19.2%	19.5%
Debt-to-capital ratio excluding net unrealized gain on investments	20.8%	20.3%	20.0%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Twelve Months Ended December 31,
($ in millions; after-tax)	2009	2008	2007	2006	2005	2004
Reconciliation of adjusted operating income and operating income to net income

Adjusted operating income	$3,597	$3,191	$4,496	$4,195	$2,020	$889
Preferred dividends	3	4	4	5	6	6
Operating income	3,600	3,195	4,500	4,200	2,026	895
Net realized investment gains (losses)	22	(271)	101	8	35	(28)
Income from continuing operations	3,622	2,924	4,601	4,208	2,061	867
Discontinued operations	—	—	—	—	(439)	88
Net income	$3,622	$2,924	$4,601	$4,208	$1,622	$955

	As of December 31,
($ in millions)	2009	2008	2007	2006	2005	2004
Reconciliation of adjusted shareholders’ equity to shareholders’ equity

Adjusted shareholders’ equity	$25,453	$25,645	$25,783	$24,545	$21,788	$20,175
Net unrealized investment gains (losses), net of tax	1,861	(144)	620	453	327	866
Net realized investment gains (losses), net of tax	22	(271)	101	8	35	(28)
Preferred stock	79	89	112	129	153	188
Shareholders’ equity	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity	13.5%	11.4%	18.0%	17.9%	7.5%	5.1%
Operating return on equity	14.0%	12.4%	17.7%	17.9%	9.6%	5.0%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions; after-tax)	2010	2009	2010	2009
Reconciliation of adjusted operating income and operating income to net income

Adjusted operating income	$690	$731	$1,320	$1,529
Preferred dividends	—	1	1	2
Operating income	690	732	1,321	1,531
Net realized investment gains (losses)	(20)	8	(4)	(129)
Net income	$670	$740	$1,317	$1,402

			As of June 30,
($ in millions)			2010	2009
Reconciliation of adjusted shareholders’ equity to shareholders’ equity

Adjusted shareholders’ equity			$23,837	$26,101
Net unrealized investment gains, net of tax			2,381	865
Net realized investment losses, net of tax			(4)	(129)
Preferred stock			72	83
Shareholders’ equity			$26,286	$26,920

Return on equity	10.1%	11.1%	9.9%	10.7%
Operating return on equity	11.4%	11.3%	10.7%	11.9%

		Six Months Ended
		June 30,		Twelve Months Ended December 31,
($ in millions)		2010	2009	2009	2008	2007	2006	2005
Average annual operating return on equity from January 1, 2005 through June 30, 2010

Adjusted operating income		$1,320	$1,529	$3,597	$3,191	$4,496	$4,195	$2,020

Adjusted operating income - annualized		2,640	3,058

Adjusted average equity		24,656	25,802	25,774	25,668	25,350	23,381	21,118

Operating return on equity		10.7%	11.9%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through June 30, 2010	14.1%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

###

Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902